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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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|1.Name and Address of Reporting Person*   |2.Date of Event Requiring   |4.Issuer Name and Ticker        |6.If Amendment, Date of |
|                                          |  Statement (Month/Day/Year)|  or Trading Symbol             |  Original              |
|     Phan       David                     |                            |                                |    (Month/Day/Year)    |
|------------------------------------------|                            | Remote Utilities Network, Inc. |                        |
|    (Last)     (First)     (Middle)       |        4/23/01             | (OTCBB: RMUN)                  |                        |
-------------------------------------------|----------------------------|---------------------------------------------------------|
|                                          |3.IRS Identification        |5.Relationship of Person to     |7.Individual or Joint/  |
|    Suite 801, 200 Lacaille Pl. SW        |  Number of Reporting       |  Issuer (Check all applicable) |  Group Filing (Check   |
|------------------------------------------|  Person, if an Entity      |                                |  applicable line)      |
|               (Street)                   |  (Voluntary)               |                                |                        |
|                                          |                            |  [X] Director  [X] 10% Owner   |  [X] Form Filed by One |
|       Calgary      Alberta      T2P 5E2  |                            |  [X] Officer   [ ] Other       |      Reporting Person  |
|------------------------------------------|                            |      (give         (specify    |                        |
|        (City)      (State)      (Zip)    |                            |       Title         below)     |  [ ] Form Filed by More|
|                                          |                            |       below)                   |      Than One Reporting|
|                                          |                            |                                |      Person            |
|                                          |                            |      President                 |                        |
|---------------------------------------------------------------------------------------------------------------------------------|


                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security              |2.Amount of Securities Beneficially   |3.Ownership          |4.Nature of Indirect Beneficial   |
|                                 |  Owned (Instr. 4)                    |  Form: Direct (D)   |  Ownership (Instr. 5)            |
|                                 |                                      |  or Indirect (I)    |                                  |
|                                 |                                      |  (Instr. 5)         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|  Common Stock, par value $.001  |           2,000,000                  |         D           |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
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|                                 |                                      |                     |                                  |
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|                                 |                                      |                     |                                  |
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|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
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|                                 |                                      |                     |                                  |
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Derivative Security  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conversion or |5.Owner-  |6.Nature of |
|  (Instr. 4)                    |  and Expiration     |  Underlying Derative Security   |  Exercise Price| ship     |  Indirect  |
|                                |  Date               |  (Instr. 4)                     |  of Derivative | Form of  |  Beneficial|
|                                |  (Month Day Year)   |                                 |  Security      | Deriv-   |  Ownership |
|                                |---------------------|---------------------------------|                | ative    |  (Instr. 5)|
|                                |Date Exer-|Expiration|                    | Amount or  |                | Secur-   |            |
|                                |cisable   |Date      |                    | Number of  |                | ity:     |            |
|                                |          |          |                    | Shares     |                | Direct   |            |
|                                |          |          |       Title        |            |                | (D) or   |            |
|                                |          |          |                    |            |                | Indirect |            |
|                                |          |          |                    |            |                | (I)      |            |
|                                |          |          |                    |            |                |(Instr.5) |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|

Explanation of Responses:







**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.                         /s/ David Phan                      05/08/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                           **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2
                                                                                                               SEC 1473 (3/91)